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Benjamin Sexson <sexson@monogramorthopedics.com>

Monogram Orthopedics investment update

Benjamin Sexson <bsexson@monogramorthopedics.com> Mon, Nov 23, 2020 at 3:07 PM
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To: Benjamin Sexson <sexson@monogramorthopedics.com>

Hi Benjamin,

It's Ben Sexson, CEO of Monogram Orthopaedics.

Because you are one of our investors, I wanted to reach out to you personally to invite you to a special opportunity.

As we discussed in our first quarterly investor update (that we sent to you in August of 2020), our Series A investment round got a lot of attention and was very successful. We also mentioned that **we have some exciting news...**

We've made excellent progress since you invested with us — here are a few highlights:

- We now expect to **start generating revenues in 2021**
- We now have **signed contracts with two distributors** that will market and sell Monogram to select geographies
- We've now **raised $16.7M from 6,793 investors**
- We've now assembled a **world-class team of 18 people with a proven track record** of execution and success
- **We've now filed 8 patents** related to our proprietary technologies, as well as a Freedom-to-Operate (FTO) search for Monogram's knee design with a robotic surgical approach.
- We're now poised to exploit multiple converging macro trends that we expect will **allow us to disrupt the $19.6 billion joint replacement market**
- We've recruited **five practicing surgeons** who are now supporting our development and validation efforts and providing critical user input and feedback

Here's what's happening now:

To accelerate our progress, continue building momentum, and scale our first revenues as quickly as possible, we've decided to raise more funds.

We'd like to invite you to this upcoming investment round and are excited to offer you the opportunity to get **Bonus Shares when you invest if you reserve your shares today!** *(see "Reservation bonus")*

You can learn more here. (Be sure to watch our new video!)

Sincerely,

Benjamin Sexson
CEO, Monogram Orthopaedics